EXHIBIT 5.2

GOLDMAN, SPRING, KICHLER & SANDERS LLP
______

BARRISTERS & SOLICITORS

SUITE 700 • 40 SHEPPARD AVENUE WEST  • TORONTO  • ONTARIO  • M2N 6K9
TELEPHONE (416) 225-9400  • TELECOPIER (416) 225-4805

August 13, 2009

Genterra Inc.
106 Avenue Road
Toronto, Ontario
M5R 2H3

-and to-

Consolidated Mercantile Incorporated
106 Avenue Road
Toronto, Ontario
M5R 2H3

Dear Sirs:

Re:           Amalgamation of Genterra Inc. and Consolidated Mercantile Incorporated
to form Genterra Capital Inc.

We have acted as counsel to Genterra Inc. (“Genterra”) and Consolidated Mercantile Incorporated (“CMI”) in connection with the proposed amalgamation of Genterra and CMI (the “Amalgamation”) pursuant to the terms of an Amalgamation Agreement dated as of the 27th day of April, 2009 (the “Amalgamation Agreement”), under the proposed name “Genterra Capital Inc.”.

In connection with the foregoing we have participated, together with Messrs. Dolgenos Newman & Cronin LLP, in the preparation of the Amalgamation Agreement and a draft of a Joint Management Information Circular and Proxy Statement describing the proposed amalgamation in substantial detail (the “Draft Circular”).  Upon completion, the Draft Circular, as amended and modified, will be delivered to each of the shareholders of record of Genterra and CMI in connection with meetings of such shareholders to be held to consider and, if thought advisable, approve the Amalgamation and the Amalgamation Agreement.  We have also reviewed an executed copy of the Amalgamation Agreement.

We have also reviewed and relied upon:

1.
Certificates of Status dated August 13, 2009, in respect of each of Genterra and CMI, issued by the Ontario Ministry of Government Services pursuant to the Business Corporations Act (Ontario) (the “OBCA”);

2.	the constating documents of each of Genterra and CMI; and

3.	resolutions of the shareholders and directors of each of Genterra and CMI contained in the respective minute books of each of Genterra and CMI as at the date hereof.

We have also examined originals, photocopies, certified copies or facsimiles of such public and corporate records, certificates, instrument and other documents, and have considered such questions of law and examined such statutes, regulations and orders, certificates and other documents and have made such other examinations, searches and investigations as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.  In such examinations we have assumed: (1) the legal capacity of individuals; (2) the genuineness of all signatures; (3) the authenticity of all documents submitted to us as photocopies, certified copies or facsimiles thereof; (4) the statements made by government officials and certificates provided by them are true and correct as at the time they were made and continue to be true and correct from such time to the time of delivery of this opinion; (5) the truthfulness and accuracy of the corporate records of Genterra and CMI; and (6) that all agreements and other documents have been duly authorized, executed and delivered by the parties thereto other than Genterra and CMI.  We have relied, exclusively and without independent investigation or inquiry, as to certain factual matters, upon a certificate of an officer of each of Genterra and CMI dated August 13, 2009.

We are solicitors qualified to carry on the practice of law only in the Province of Ontario and our opinion herein is restricted to the laws of such Province, and the federal laws of Canada applicable herein.  All references to the “OBCA” shall mean and refer to the Business Corporations Act (Ontario) and the regulations made thereunder.

Based and relying on the foregoing and subject to the exceptions and qualifications hereinafter set out, we are of the opinion that:

1.           Each of Genterra and CMI is a corporation duly amalgamated and validly subsisting under the laws of the Province of Ontario.

2.           The Amalgamation Agreement has been duly authorized by the boards of directors of each of Genterra and CMI, has been executed and delivered by each of Genterra and CMI and constitutes a legal, valid and binding obligation of each of Genterra and CMI, enforceable in accordance with its terms.

3.           Upon the filing of the requisite Articles of Amalgamation under the OBCA and the endorsement thereon of a Certificate of Amalgamation pursuant to section 273 of the OBCA, Genterra and CMI will be amalgamated and continue as one corporation pursuant to the terms and conditions prescribed in the Amalgamation Agreement.

4.           The shares of Genterra Capital Inc., when issued in exchange for the shares of Genterra and CMI in accordance with the share exchange ratios prescribed by the Amalgamation Agreement, subject to any amendment thereof and modifications thereto, will all be validly issued and outstanding as fully paid and non-assessable shares.

The opinions expressed in this letter are subject to the following exceptions and qualifications:

(a)
in giving the opinion expressed in paragraph 1 above, we have relied solely and without independent investigation upon the Certificates of Status and we have assumed that there have been no changes in circumstances that would not allow us to rely on such certificate;

(b)	insofar as our opinion relates to the legality, validity, binding nature or enforceability of any agreement, indenture or other document, such opinion is subject to:

(i)	applicable bankruptcy, insolvency, moratorium, arrangement, winding-up laws or similar laws affecting the enforcement of creditors’ rights generally and laws regarding limitations of action;

(ii)
general principles of equity, including the principle that the granting of equitable remedies such as specific performance and injunctive relief is within the discretion of a court of competent jurisdiction;

(iii)	the powers of a court of competent jurisdiction to grant relief from forfeiture, to stay proceedings before it and to stay execution on judgments;

(iv)
the qualification that the costs of and incidental to all proceedings authorized to be taken in court are in the discretion of the court and the court has full power to determine by whom and to what extent such costs shall be paid;

(v)
the qualification that a court may require the discretionary powers expressed to be conferred on any party to such agreement, indenture or other document to be exercised reasonably and in good faith notwithstanding any provisions to the contrary and may decline to accept as conclusive factual or legal determinations described as conclusive therein;

(vi)
the qualification that any provision in such agreement, indenture or other document which purports to sever from such agreement, indenture or other document, as the case may be, any provision therein which is prohibited or unenforceable under applicable law without affecting the validity of the remainder of the agreement, indenture or other document, as the case may be, would be enforced only to the extent that the court determined that such prohibited or unenforceable provision could be severed without impairing the interpretation and application of the remainder of the agreement, indenture or other document, as the case may be; and

(vii)
the qualification that the effectiveness of terms exculpating a party from liability or duty otherwise owed by it to another and certain remedial terms and waivers of equitable defences provided for in such agreement, indenture or other document are limited by law;

(c)
whenever an obligation, act, agreement or instrument is expressed to be “legal, valid and binding”, “enforceable”, “legally binding”, or words of like effect, we are expressing no opinion as to any factors such as financial capacity, title to assets or continued existence of the parties which may make such obligation, act, agreement or instrument unenforceable in fact; and

(d)	our opinion is based on legislation, regulations and rulings in effect on the date hereof.

This opinion is delivered exclusively for the use of the persons to whom it is addressed and is not to be used or relied upon by third parties.  This opinion letter may not be used, circulated, quoted, published, or otherwise referred to for any purpose without our prior express written consent, except that we consent to the inclusion of this opinion as an exhibit to the registration statements required under the Securities Act of 1933 (the "Securities Act") in connection with the Amalgamation. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.  Our opinions are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the opinions expressly stated herein.

Yours truly,

/s/ GOLDMAN, SPRING, KICHLER & SANDERS LLP